Exhibit 99.1

Howard Bancorp, Inc. Reports Second Quarter 2019 Results

BALTIMORE--(BUSINESS WIRE)--July 24, 2019--Howard Bancorp, Inc. (“Howard Bancorp” or the “Company”) (Nasdaq: HBMD), the parent company of Howard Bank (“Howard Bank” or the “Bank”), today reported its financial results for the quarter ended June 30, 2019. A summary of results and other developments during the second quarter of 2019 is as follows:

  Net income was $2.1 million for the three months ended June 30, 2019, compared to $4.3 million for the three month period ended March 31, 2019, and a net loss of $2.3 million for the second quarter of 2018. This represented earnings of $0.11 per basic and diluted common share for the three months ended June 30, 2019, compared to $0.22 per share for the three months ended March 31, 2019 and a loss of $0.12 per share for the second quarter of 2018. Pretax income for the second quarter of 2019 was reduced by $3.6 million with the execution of the most recent steps in our branch optimization initiative, under which we announced the closing of three additional branch locations and the consolidation of two other existing branch locations into a new smaller branch location. All of the costs associated with this initiative were recognized in the second quarter of 2019, with an estimated $2 million in annualized expense reductions to commence when the current locations are closed in September of 2019. This $3.6 million decrease in pretax income, net of tax, reduced second quarter 2019 net income by $2.6 million or $0.14 per basic and diluted share.
  Total assets at June 30, 2019 were $2.30 billion, which increased by $45.1 million or two percent compared to assets of $2.25 billion at March 31, 2019. Total portfolio loans grew by $53.8 million or 3.3% during the second quarter of 2019, increasing from $1.65 billion at March 31, 2019 to $1.70 billion at June 30, 2019. This return to a more historically normal growth was fueled by over $119 million in new loan originations during the quarter.
  Deposit levels also increased during the second quarter of 2019, ending the quarter at $1.72 billion, which represented growth of $43.7 million or 2.6% compared to total deposits of $1.67 billion at March 31, 2019. The composition of our deposits shifted during the second quarter as transaction deposits of $654 million representing 39.1% of our total deposits at March 31, 2019 declined by $48.2 million or 7% in the second quarter due to our largest deposit relationship reducing their balances by $61.6 million during the quarter to fund new opportunities and investments. This customer remains with the Bank but with balances more in line with other commercial clients. As a result of this large transaction deposit outflow, our transaction deposits of $606 million at June 30, 2019 represented 35.3% of our total deposits. The decline in transaction deposits necessitated an increase in our higher cost deposit sources, which increased by $91.9 million or 9% during the second quarter. Borrowed funds were relatively unchanged with $248.8 million at June 30, 2019 compared to $250.4 million at March 31, 2019.
  Total common shareholders’ equity increased by $3.0 million or 1%, from $300.5 million at March 31, 2019 to $303.5 million at June 30, 2019. Our capital position remains strong as indicated in the following table. During the second quarter, Howard Bancorp announced that its primary regulator, the Federal Reserve, had provided the Company with a non-objection to their announcement of a share buyback program that will allow the Company to purchase up to $7 million in common shares if deemed beneficial to the Company’s long-term value.
  The strength of the Company’s capital position was a foundational element of this share buyback program:

	June 30, 2019	March 31, 2019	December 31, 2018

Total common equity	$303,527,000	$300,529,000	$294,683,000
Tangible common equity	$227,646,000	$223,881,000	$212,504,000
Book value per share	$15.92	$15.77	$15.48
Tangible book value per share	$11.94	$11.75	$11.16
Leverage ratio	9.06%	9.04%	8.91%
Tier I risk-based capital ratio	10.52%	10.58%	10.16%
Total risk-based capital ratio	12.55%	12.62%	12.31%
Tangible common equity ratio	10.26%	10.30%	9.73%

  Given the changes in our period end and average balance sheets along with the earnings achieved during the second quarter, the following table summarizes our key performance metrics:

($ in thousands except per share information)
	JUNE 30, 2019
	Six Months Ended		Three Months Ended
	Reported	Operating (3)	Reported	Operating (3)

Net interest Income	$34,828	$34,828	$17,354	$17,354
Provision	2,835	2,835	1,110	1,110
Noninterest Income (1)	10,376	9,718	5,841	5,183
Noninterest Expense (2)	34,311	30,018	19,454	15,162
Pretax Income	8,058	11,692	2,631	6,265
Net income	6,344	8,978	2,088	4,722

Basis EPS	$0.33	$0.47	$0.11	$0.25

ROA	0.57%	0.81%	0.37%	0.84%
ROE	4.26%	6.02%	2.76%	6.24%
Efficiency Ratio	75.90%	67.39%	83.87%	67.27%

NPA’s to Assets	1.05%	1.05%	1.05%	1.05%
(1)	Operating noninterest income is $658 thousand less than reported noninterest income to exclude a gain on the sale of securities of $658 thousand.
(2)

Operating noninterest expense is $4,292,000 less than reported noninterest expense to exclude the $3,641,000 of occupancy expenses associated primarily from the remaining lease liability of closing branch locations and a $651,000 penalty from the FHLB for the early repayment of advances associated with a realignment of the securities portfolio in light of projected interest rate environments.

(3)

Operating results exclude the impact of revenues and/or expenses associated with second quarter initiatives regarding branch delivery optimization, the sale of investment securities and the restructuring of debt obligations and is a non-GAAP financial measure. For a reconciliation of these non-GAAP financial measures to its comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

For the Three Months Ended June 30, 2019

Interest income of $23.1 million for the second quarter of 2019 increased by $361 thousand or 1.6% from the $22.8 million recorded in the first quarter of 2019 primarily due to an increase in portfolio loan related interest income of $435 thousand as the quarterly average balance of our portfolio loans increased by $29.1 million or 1.8% for the second quarter of 2019 compared to the first quarter. The additional loan income was partially offset by lower levels of interest income from our investment portfolio, due to a decline in the average balance of our securities portfolio of $15.6 million during the second quarter of 2019 compared to the first quarter.

Interest expense of $5.8 million increased by $481 thousand or 9% for the second quarter of 2019 compared to the first quarter of 2019. Interest expense on deposits increased by $440 thousand for the second quarter of 2019 over the first quarter in 2019 due to both a $21 million or 1.6% increase in the average balance of interest bearing deposits, and a reduction in the average balance of transaction accounts by $21.9 million with a cost of 90 basis points shifted into higher cost CD’s, with an average cost of 214 basis points. Because of this growth and compositional shift, the second quarter of 2019 cost of interest bearing deposits increased by 11 basis points compared to the first quarter of 2019.

Overall, net interest income of $17.4 million for the second quarter of 2019 was lower than the $17.5 million in the first quarter of 2019 by $120 thousand as the increased interest expense outpaced the growth in interest income during the first quarter of 2019. We had a net interest margin (“NIM”) of 3.53% for the second quarter of 2019 which given the increased funding costs was down from the first quarter of 2019 NIM of 3.64%. Because of the volatility of the additional interest income from purchase accounting adjustments, the NIM can fluctuate from period to period.

The following table represents the NIM as reported each quarter, and the more stable NIM excluding the impact of the additional interest income due to the purchase accounting measures:

	2019		2018
	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Excluding Fair
Value Loan Impact (1)	3.44%	3.54%	3.64%	3.66%	3.74%	3.51%

As Reported	3.53%	3.64%	3.74%	3.91%	3.83%	3.55%
(1)

The core NIM excludes the impact of purchase accounting adjustments on net interest income and is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to its comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Our provision for credit losses for the second quarter of 2019 was $1.1 million compared to $1.7 million for the first quarter of 2019. The second quarter provision was primarily affected by higher loan growth achieved in the quarter along with a charge-off of nearly $300 thousand resulting from a claim on the guaranteed portion of an SBA loan that was denied. The first quarter provision was the result of a large charge-off of a loan that had been reserved during 2018. Although we reserved in 2018 for the amount of the loss incurred, charging off that loan in the first quarter increased our historic loss rates, which impacted the calculation of our general loan loss allowance.

Continuing active asset quality management has resulted in a decrease in our non-performing loans of $1.6 million or 8%, from $20.9 million in non-performing loans at March 31, 2019 to $19.3 million at June 30, 2019. The ratio of non-performing loans to total loans decreased from 1.27% at March 31, 2019 to 1.13% at June 30, 2019, and the ratio of non-performing assets to total assets similarly declined from 1.13% to 1.05% at the same dates.

Second quarter 2019 noninterest revenues of $5.8 million were $1.3 million or 29% higher than the $4.5 million recorded in the first quarter of 2019. Given the typical seasonal increase in mortgage activities, mortgage related revenues were $1.2 million or 59% higher for the second quarter of 2019 compared to the first quarter of 2019, largely due to increased mortgage originations which totaled $185 million for the second quarter of 2019 compared to $116 million for the first quarter. Also impacting noninterest income for the second quarter of 2019 was a gain on the sale of securities of $658 thousand which was part of an overall interest rate positioning strategy. The first quarter of 2019 benefitted from the receipt of a $300 thousand prepayment penalty on one large loan that paid off early during the first quarter of 2019.

Our total noninterest expenses of $19.5 million for the second quarter of 2019 represent a $4.6 million increase from the $14.9 million in the first quarter of 2019. Second quarter 2019 expenses include $3.6 million in expenses related to the costs of our branch delivery optimization initiatives as well as $651 thousand of expense related to the early prepayment of a few higher rate FHLB advances. The $651 thousand in FHLB prepayment penalties were more than offset by the $658 thousand in gains on the sales of securities noted above. Excluding the impact of these two expense items, total expenses for the second quarter were $15.2 million for the second quarter of 2019, which was $305 thousand or 2% higher than the $14.9 million for the first quarter of 2019.

Chairman and CEO Mary Ann Scully noted “Howard Bank continues to make significant progress in realizing the benefits associated with our greater scale and unique market positioning. Loan growth, as anticipated, reflects primarily very solid origination activity that is now significant enough to more than offset continuing challenges in the shifting nature of a very competitive pricing and structuring environment especially in the commercial real estate sector. The pipeline remains strong and Howard’s presence as both the largest locally headquartered bank and reputation as a bank solidly focused on advising the Small and Medium Enterprise (“SME”) sector continues to impact favorably balance sheet size and mix.

“Transaction deposit funding is still very strong but the shrinkage of some concentrated balances has in the short term raised funding costs. The Bank has a number of initiatives in place whose execution is helping to mitigate the higher funding costs and the core balances in the DDA portfolio are now more distributed. The quality of the loan portfolio is consistently improving as well and a strong capital position has allowed us to add an additional capital management tool in optimizing shareholder value.

“The Company has also moved aggressively to acknowledge permanent shifts in customer behaviors and utilization of physical delivery systems. The anticipated earnback on the most recent branch closures and relocations provides us with not only a more efficient delivery model but a more relevant one as the average deposits will be in excess of $100 million per branch location.

“We intend to continue focusing on our points of differentiation as well as additional opportunities to improve all of our return metrics. Each of our initiatives is centered around driving the value of the Company’s growth for all stakeholders - employees with opportunities to grow with a larger and more differentiated leader in their communities; clients with a very experienced group of advisors and a product set focused on their evolving needs; as well as shareholders with targeted strategies to continue to improve returns.”

This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to Howard’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond Howard’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which Howard operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; Howard’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Howard’s operations including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Howard’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; any impairment of Howard's goodwill or other intangible assets; system failure or cybersecurity breaches of Howard's network security; Howard's ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in the Howard’s Form 10-K for the year ended December 31, 2018 and other documents filed by Howard with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and Howard does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Howard.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Six months ended		Three months ended
(Dollars in thousands, except per share data.)	June 30,		Jun 30	Mar 31	Jun 30
Income Statement Data:	2019	2018	2019	2019	2018
Interest income	$45,929	$35,525	$23,145	$22,784	$21,165
Interest expense	11,101	5,497	5,791	5,310	3,285
Net interest income	34,828	30,028	17,354	17,474	17,880
Provision for credit losses	2,835	2,545	1,110	1,725	1,425
Noninterest income	10,376	10,321	5,841	4,535	5,617
Merger and restructuring expenses	-	15,673	-	-	5,698
Other noninterest expense	34,311	32,618	19,454	14,857	19,441
Pre-tax income/(loss)	8,058	(10,488)	2,631	5,427	(3,068)
Federal and state income tax expense/(benefit)	1,714	(2,535)	543	1,171	(791)
Net income/(loss)	6,344	(7,953)	2,088	4,256	(2,277)

Per share data and shares outstanding:
Net income/(loss) per common share-basic	$0.33	$(0.50)	$0.11	$0.22	$(0.12)
Book value per common share at period end	$15.92	$15.23	$15.92	$15.77	$15.23
Tangible book value per common share at period end	$11.94	$10.79	$11.94	$11.75	$10.79
Average common shares outstanding	19,056,953	16,058,092	19,061,164	19,052,694	19,002,851
Shares outstanding at period end	19,063,080	19,008,960	19,063,080	19,059,485	19,008,960

Financial Condition data:
Total assets	$2,295,634	$2,182,249	$2,295,634	$2,250,559	$2,182,249
Loans receivable (gross)	1,701,020	1,609,978	1,701,020	1,647,178	$1,609,978
Allowance for credit losses	(9,120)	(6,619)	(9,120)	(8,754)	$(6,619)
Other interest-earning assets	319,023	299,630	319,023	323,697	$299,630
Transaction deposits	606,178	626,511	606,178	654,346	$626,511
Total deposits	1,717,216	1,565,644	1,717,216	1,673,468	$1,565,644
Borrowings	248,811	316,688	248,811	250,363	$316,688
Total shareholders' equity	303,527	289,470	303,527	300,529	$289,470
Common equity	303,527	289,470	303,527	300,529	$289,470

Average assets	$2,232,055	$1,829,593	$2,246,800	$2,217,122	$2,132,150
Average shareholders' equity	300,572	238,283	303,599	297,513	289,211
Average common shareholders' equity	300,572	238,283	303,599	297,513	289,211

Selected performance ratios:
Return on average assets	0.57%	(0.88)%	0.37%	0.78%	(0.43)%
Return on average common equity	4.26%	(6.73)%	2.76%	5.80%	(3.16)%
Net interest margin(1)	3.58%	3.72%	3.53%	3.64%	3.83%
Efficiency ratio(2)	75.90%	119.69%	83.87%	67.50%	107.00%

Asset quality ratios:
Nonperforming loans to gross loans	1.13%	1.78%	1.13%	1.27%	1.78%
Allowance for credit losses to loans	0.54%	0.41%	0.54%	0.53%	0.41%
Allowance for credit losses to nonperforming loans	47.24%	23.08%	47.24%	41.81%	23.08%
Nonperforming assets to loans and other real estate	1.41%	2.03%	1.41%	1.53%	2.03%
Nonperforming assets to total assets	1.05%	1.50%	1.05%	1.13%	1.50%

Capital ratios:
Leverage ratio	9.06%	8.76%	9.06%	9.04%	8.76%
Tier I risk-based capital ratio	10.52%	10.24%	10.52%	10.58%	10.24%
Total risk-based capital ratio	12.55%	10.83%	12.55%	12.62%	10.83%
Average equity to average assets	13.47%	13.02%	13.51%	13.42%	13.56%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share amounts)	PERIOD ENDED
	June 30,	March 31,	December 31,	Sept 30,	June 30,
	2019	2019	2018	2018	2018
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$124,868	$97,054	$100,976	$101,292	$103,678
Federal funds sold	193	408	522	366	363
Total cash and cash equivalents	125,061	97,462	101,498	101,658	104,041

Interest bearing deposits with banks	-	-	-	-	3,920

Investment Securities:
Available-for-sale	151,685	191,860	223,858	125,673	127,530
Held-to-maturity	9,750	9,250	9,250	9,250	9,250
Federal Home Loan Bank stock, at cost	11,220	11,050	11,786	10,511	14,485
Total investment securities	172,655	212,160	244,894	145,434	151,265

Loans held-for-sale	37,680	26,815	21,261	28,253	55,956

Loans:	1,701,020	1,647,178	1,649,751	1,624,484	1,609,978
Allowance for credit losses	(9,120)	(8,754)	(9,873)	(7,224)	(6,619)
Net loans	1,691,900	1,638,424	1,639,878	1,617,260	1,603,359

Accrued interest receivable	7,155	7,244	6,941	6,488	6,057

Bank premises and equipment, net	42,876	44,721	45,137	49,765	51,662

Other assets:
Goodwill	65,949	65,949	70,697	71,824	71,278
Bank owned life insurance	75,060	74,601	74,153	73,699	73,245
Other intangibles	9,932	10,698	11,482	12,282	13,116
Other assets	67,366	72,485	50,573	46,756	48,350
Total other assets	218,307	223,733	206,905	204,561	205,989
Total assets	$2,295,634	$2,250,559	$2,266,514	$2,153,419	$2,182,249

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Total transaction deposits	$606,178	$654,346	$656,522	$618,299	$626,511
Interest bearing non-transaction deposits	1,111,038	1,019,122	1,029,284	1,006,330	939,133
Total deposits	1,717,216	1,673,468	1,685,806	1,624,629	1,565,644
Borrowed funds	248,811	250,363	276,653	227,953	316,688
Other liabilities	26,080	26,199	9,372	7,287	10,447
Total liabilities	1,992,107	1,950,030	1,971,831	1,859,869	1,892,779
Shareholders' equity:
Common stock – $.01 par value	191	191	190	190	190
Additional paid-in capital	276,218	276,128	275,843	275,770	275,581
Retained earnings	24,621	22,533	18,277	18,131	14,152
Accumulated other comprehensive income/(loss), net	2,497	1,677	373	(541)	(453)
Total shareholders' equity	303,527	300,529	294,683	293,550	289,470
Total liabilities and shareholders' equity	$2,295,634	$2,250,559	$2,266,514	$2,153,419	$2,182,249

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$227,646	$223,881	$212,504	$209,444	$205,075
Tier 1 Leverage (to average assets)	9.06%	9.04%	8.91%	8.86%	8.76%
Common Equity Tier 1 Capital (to risk weighted assets)	10.52%	10.58%	10.16%	10.39%	10.24%
Tier 1 Capital (to risk weighted assets)	10.52%	10.58%	10.16%	10.39%	10.24%
Total Capital Ratio (to risk weighted assets)	12.55%	12.62%	12.31%	11.01%	10.83%

ASSET QUALITY INDICATORS
Non-performing assets:
Total non-performing loans	$19,305	$20,936	$24,722	$27,437	$28,672
Real estate owned	4,702	4,392	4,392	4,097	4,115
Total non-performing assets	$24,007	$25,328	$29,114	$31,534	$32,787

Non-performing loans to total loans	1.13%	1.27%	1.50%	1.69%	1.78%
Non-performing assets to total assets	1.05%	1.13%	1.28%	1.46%	1.50%
ALLL to total loans	0.54%	0.53%	0.60%	0.44%	0.41%
ALLL to non-performing loans	47.24%	41.81%	39.94%	26.33%	23.08%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	June 30,	March 31,	December 31,	Sept 30,	June 30,
	2019	2019	2018	2018	2018

Total interest income	$23,145	$22,784	$22,428	$22,436	$21,165
Total interest expense	5,791	5,310	4,485	3,789	3,285
Net interest income	17,354	17,474	17,943	18,647	17,880
Provision for credit losses	(1,110)	(1,725)	(2,850)	(696)	(1,425)
Net interest income after provision for credit losses	16,244	15,749	15,093	17,951	16,455

NON-INTEREST INCOME:
Service charges and other income	2,687	2,550	2,205	2,198	2,057
Mortgage banking income	3,154	1,985	1,478	1,658	3,560

Total non-interest income	5,841	4,535	3,683	3,856	5,617

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,272	8,034	7,503	8,691	9,911
Occupancy expense	5,183	1,571	4,493	1,990	2,617
Marketing expense	484	457	689	540	1,104
FDIC insurance	281	287	424	430	261
Professional fees	718	785	705	743	717
Other real estate owned related expense	104	27	399	83	(3)
Merger and restructuring	-	-	88	(212)	5,698
Other	4,412	3,696	4,122	4,131	4,835
Total non-interest expense	19,454	14,857	18,423	16,396	25,140

Income/(loss) before income taxes	2,631	5,427	353	5,411	(3,068)

Income tax expense/(benefit)	543	1,171	207	1,432	(791)

NET INCOME/(LOSS)	$2,088	$4,256	$146	$3,979	$(2,277)

PRETAX INCOME EXCLUDING MERGER ITEMS	2,631	5,427	441	5,199	2,631

EARNINGS/LOSS) PER SHARE – Basic	$0.11	$0.22	$0.01	$0.21	$(0.12)
EARNINGS/(LOSS) PER SHARE – Diluted	$0.11	$0.22	$0.01	$0.21	$(0.12)

Average common shares outstanding – Basic	19,061,164	19,052,694	19,035,316	19,025,855	19,002,851
Average common shares outstanding – Diluted	19,067,624	19,066,791	19,041,880	19,035,192	19,002,851

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.37%	0.78%	0.03%	0.73%	(0.43)%
Return on average common equity	2.76%	5.80%	0.20%	5.43%	(3.16)%
Net interest margin	3.53%	3.64%	3.74%	3.91%	3.83%
Efficiency ratio	83.87%	67.50%	85.19%	72.86%	107.00%
Tangible common equity	10.26%	10.30%	9.73%	10.12%	9.78%

Average Balance and Yields

	Three months ended June 30,			Three months ended March 31,			Three months ended June 30,
	2019			2019			2018
	Average	Income	Yield	Average	Income	Yield	Average	Income	Yield
(dollars in thousands)	Balance	/ Expense	/ Rate	Balance	/ Expense	/ Rate	Balance	/ Expense	/ Rate
Earning assets
Loans and leases:
Commercial loans and leases	$345,180	$4,478	5.20%	$329,393	$4,225	5.20%	$340,677	$4,295	5.06%
Commercial real estate	664,079	8,407	5.08	649,913	8,110	5.06	642,032	7,685	4.80
Construction and land	116,057	1,686	5.83	126,719	1,822	5.83	109,109	1,517	5.58
Residential real estate	493,003	5,598	4.55	480,694	5,571	4.70	469,093	5,096	4.36
Consumer	51,174	641	5.02	53,687	647	4.89	43,774	620	5.68
Total loans and leases	1,669,493	20,810	5.00	1,640,406	20,375	5.04	1,604,685	19,213	4.80
Loans held for sale	30,432	321	4.23	16,552	191	4.68	58,011	575	3.98
Other earning assets	62,629	274	1.76	67,459	362	2.18	70,739	261	1.48
Securities:
U.S. Treasury	-	-		-	-		1,494	3	0.83
U.S Gov agencies	97,128	669	2.76	111,417	762	2.77	55,194	281	2.04
Mortgage-backed	87,954	699	3.19	89,583	727	3.29	49,166	386	3.15
Corporate debentures	9,277	143	6.18	9,250	143	6.25	9,250	142	6.18
Other investments	13,595	229	6.75	13,277	224	6.84	19,702	304	6.18
Total securities	207,954	1,740	3.36	223,527	1,856	3.37	134,806	1,116	3.32
Total earning assets	1,970,508	23,145	4.71	1,947,944	22,784	4.74	1,868,241	21,165	4.54
Cash and due from banks	13,853			14,647			17,703
Bank premises and equipment, net	44,567			45,016			51,419
Other assets	226,852			219,480			200,966
Less: allowance for credit losses	(8,980)			(9,965)			(6,179)
Total assets	$2,246,800			$2,217,122			$2,132,150
Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$207,159	$248	0.48%	$225,552	$293	0.53%	$146,549	$79	0.22%
Money market	354,808	670	0.76	356,057	613	0.70	386,228	579	0.60
Savings	139,673	66	0.19	137,722	58	0.17	147,525	53	0.14
Time deposits	566,284	3,020	2.14	528,017	2,600	2.00	423,841	1,018	0.96
Total interest-bearing deposits	1,267,924	4,004	1.27	1,247,348	3,564	1.16	1,104,143	1,729	0.63
Short-term borrowings	125,292	754	2.41	100,138	581	2.35	167,245	717	1.72
Long-term borrowings	110,474	1,033	3.75	137,721	1,165	3.43	121,299	839	2.77
Total interest-bearing funds	1,503,690	5,791	1.54	1,485,207	5,310	1.45	1,392,687	3,285	0.95
Noninterest-bearing deposits	414,502			418,816			443,222
Other liabilities	25,009			15,586			7,030
Total liabilities	1,943,201			1,919,609			1,842,939
Shareholders' equity	303,599			297,513			289,211
Total liabilities & equity	$2,246,800			$2,217,122			$2,132,150
Net interest rate spread		$17,354	3.17%		$17,474	3.29%		$17,880	3.59%
Effect of noninterest-bearing funds			0.37			0.34			0.24
Net interest margin on earning assets			3.53%			3.64%			3.83%

Reconciliation of Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheets or statements of cash flows.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

The Company's management uses non-GAAP financial measures as management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

Net Interest Margin

The Company recognizes interest income and interest expense from the amortization and/or accretion of purchase accounting fair value measures incurred in connection with recent acquisitions that are based upon customer activities, such as prepayments of loans and can create volatility in the reported NIM when measuring comparable periods.

Following is a reconciliation of the core NIM results excluding the impact of net interest income recognized from purchase accounting adjustments and the GAAP basis information presented in this release:

(in thousands)
	2019		2018
	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Net Interest Income
As reported (1)	17,354	17,474	17,943	18,647	17,880	12,148

Purchase accounting adjustments on loans included in interest income	461	464	488	1,196	481	147

Net Interest Income excluding purchase accounting adjustments (2)	16,893	17,010	17,455	17,451	17,399	12,001

Average earning assets	1,970,508	1,947,944	1,901,967	1,890,093	1,868,241	1,387,967

NIM using net interest income

As Reported (1)	3.53%	3.64%	3.74%	3.91%	3.83%	3.55%

Excluding purchase accounting adjustments (2)	3.44%	3.54%	3.64%	3.66%	3.74%	3.51%

Noninterest Income and Noninterest Expenses

In the second quarter of 2019, the Company recognized expenses in connection with the continued execution of its branch delivery optimization initiative under which it will close several branch locations as well as other revenue and expense items that are considered to be infrequent in nature.

Following is a reconciliation of the operating results excluding infrequent revenues and expenses and other infrequent items and the GAAP basis information presented in this release:

Six Month Period Ending June 30, 2019
HOWARD BANCORP, INC.

	Six months ended
(Dollars in thousands, except per share data.)	June 30, 2019
Income Statement Data:	Reported	Infrequent	Operating
Interest income	$45,929		$45,929
Interest expense	11,101		11,101
Net interest income	34,828	-	34,828
Provision for credit losses	2,835		2,835
Noninterest income	10,376	(658)	9,718
Merger and restructuring expenses		-
Other noninterest expense	34,311	(4,292)	30,019
Pre-tax income	8,058	3,634	11,692
Federal and state income tax expense	1,714	1,000	2,714
Net income	6,344	2,634	8,978

Per share data and shares outstanding:
Net income per common share-basic	$0.33	$0.14	$0.47
Average common shares outstanding	19,056,953	19,056,953	19,056,953
Shares outstanding at period end	19,063,080	19,063,080	19,063,080

Selected performance ratios:
Return on average assets	0.57%		0.81%
Return on average common equity	4.26%		6.02%
Efficiency ratio	75.90%		67.39%

Three month Period Ending June 30, 2019
HOWARD BANCORP, INC.

	Three months ended
(Dollars in thousands, except per share data.)	June 30, 2019
Income Statement Data:	Reported	Infrequent	Operating
Interest income	$23,145		$23,145
Interest expense	5,791		5,791
Net interest income	17,354	-	17,354
Provision for credit losses	1,110		1,110
Noninterest income	5,841	(658)	5,183
Merger and restructuring expenses	-	-
Other noninterest expense	19,454	(4,292)	15,162
Pre-tax income	2,631	3,634	6,265
Federal and state income tax expense	543	1,000	1,543
Net income	2,088	2,634	4,722

Per share data and shares outstanding:
Net income per common share-basic	$0.11	$0.14	$0.25
Average common shares outstanding	19,061,164	19,061,164	19,061,164
Shares outstanding at period end	19,063,080	19,063,080	19,063,080

Selected performance ratios:
Return on average assets	0.37%		0.84%
Return on average common equity	2.76%		6.24%
Efficiency ratio	83.87%		67.27%

Operating noninterest income is $658 thousand less than reported noninterest income to exclude a gain on the sale of securities of $658 thousand.

Operating noninterest expense is $4,292,000 less than reported noninterest expense to exclude the $3,641,000 of occupancy expenses associated primarily from the remaining lease liability of closing branch locations and a $651,000 penalty from the FHLB for the early repayment of advances associated with a realignment of the securities portfolio in light of projected interest rate environments.

Contacts

Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020